Exhibit 99.1

Aspen reports results for the quarter ended March 31, 2013; announces 5.9% increase to dividend on ordinary shares

Hamilton, Bermuda, April 24, 2013 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $91.8 million, or $1.15 diluted net income per share, for the first quarter of 2013.

Chris O’Kane, Chief Executive Officer commented, “We delivered good operating results in the first quarter, with an improvement in the combined ratios in both Reinsurance and Insurance, favorable prior-year reserve development and continued traction in our U.S. Insurance operations.

We also made significant progress on our three strategic pillars – business portfolio optimization, efficient capital management and enhancing investment return – with actions taken to reduce our catastrophe-exposed U.S. Property insurance book, $210 million in share repurchases and a $200 million increase in the equity component of our investment portfolio. We remain intensely focused on executing our strategic plan and driving increased profitability.”

Operating highlights for the quarter ended March 31, 2013

•

Gross written premiums decreased overall by 1% to $773.4 million in the first quarter of 2013 from the first quarter of 2012. This reflects a decline in premiums in the reinsurance segment which was partially offset by an 8.4% increase in the insurance segment

•	Combined ratio of 90.1% for the first quarter of 2013 compared with a combined ratio of 93.8% or 90.1%(1) excluding catastrophes for the first quarter of 2012

•

Net favorable development on prior year loss reserves of $26.2 million, or 5.1 combined ratio points, for the first quarter of 2013 compared with $37.0 million, or 7.5 combined ratio points, for the first quarter of 2012

Financial highlights for the quarter ended March 31, 2013

•

Annualized net income return on average equity of 11.6% and annualized operating return on average equity of 10.8% for the first quarter of 2013 compared with 10.4% and 9.2%, respectively in the first quarter of 2012(1)

•	Diluted net income per share of $1.15 for the quarter ended March 31, 2013 compared with diluted net income per share of $0.99 for the first quarter of 2012

•	Diluted operating income per share of $1.06 for the quarter ended March 31, 2013 an increase of 20.5% from diluted operating income per share of $0.88 for the first quarter of 2012(1)

•	Diluted book value per share of $40.68 at March 31, 2013 up 5.4% from the first quarter of 2012 and relatively unchanged from December 31, 2012(1)

•

As a direct result of the higher average share price in the first quarter of 2013, fully diluted ordinary shares increased by 1.2 million shares compared to the fourth quarter of 2012 attributed to Aspen’s 5.625% Perpetual Preferred Income Equity Replacement Securities (“PIERS”), and reduced diluted book value per share by $0.73 at March 31, 2013 (See additional detail in “Capital” section below).

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended March 31, 2013 include:

•

Gross written premiums of $439.6 million, down 7.3% compared with $474.2 million for the first quarter of 2012 mainly due to a combination of lower reinstatement premiums and premium reduction on policies written in prior years

•	Combined ratio of 78.5% compared with 79.8% for the first quarter of 2012

•

Favorable prior year loss reserve development of $20.1 million, or 7.8 combined ratio points, with favorable development in each of the four principal lines of business, compared with $28.1 million favorable prior year loss reserve development, or 10.4 combined ratio points, for the first quarter of 2012

The combined ratio of 78.5% for the first quarter of 2013 included no natural catastrophe losses. In comparison, the combined ratio for the first quarter of 2012 was 73.3%(1) excluding catastrophe losses. The acquisition ratio was 21.5% for the first quarter of 2013 compared to 19.1% for the first quarter of 2012 largely due to higher profit commissions on prior year contracts.

Insurance

Operating highlights for Insurance for the quarter ended March 31, 2013 include:

•	Gross written premiums of $333.8 million, up 8.4% compared with $307.9 million for the first quarter of 2012

•	Combined ratio of 96.8% compared with 104.2% for the first quarter of 2012

•	Favorable prior year loss reserve development of $6.1 million, or 2.4 combined ratio points, compared with $8.9 million, or 4.0 combined ratio points, for the first quarter of 2012

The increase in gross written premiums was mainly attributable to growth in the U.S.-based insurance operations specifically in the Professional and Global Casualty lines. The combined ratio for the first quarter of 2013 included no natural catastrophe losses. In comparison, the combined ratio for the first quarter of 2012 included no natural catastrophe losses but was negatively impacted by $26.5 million or 11.6 percentage points of pre-tax losses net of reinsurance recoveries and reinstatement premiums from the Costa Concordia event.

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA”. The average duration of the fixed income portfolio was 3.2 years at March 31, 2013, excluding the impact of interest rate swaps, or 2.7 years including swaps. The total return on the Company’s investment portfolio was 0.5% for the first quarter of 2013, compared to 0.6% for the first quarter of 2012. Aspen increased the equity component of the portfolio by $200 million in the quarter. The equity portfolio returned 8.7% for the quarter.

Net investment income for the first quarter of 2013 was $48.3 million. Book yield as at March 31, 2013 on the fixed income portfolio was 2.80% compared to 3.31% at March 31, 2012. The decline in the yield primarily reflects the effect of lower prevailing interest rates.

Net realized and unrealized investment gains included in net income for the quarter were $15.8 million. Unrealized gains in the available for sale investment portfolio, including equity securities, at March 31, 2013 were $337.4 million, a decrease of $17.5 million from December 31, 2012.

Dividend Increase

The Board of Directors has declared a quarterly cash dividend on Aspen’s ordinary shares of $0.18 per ordinary share. The amount payable has been increased by 5.9% from Aspen’s previous quarterly dividend of $0.17 per ordinary share. The dividend is payable on May 28, 2013 to the holders of record as of the close of trading on May 10, 2013.

Capital

Primarily as a result of Aspen’s share repurchase program, total shareholders’ equity decreased by $148.8 million in the quarter to $3.3 billion at March 31, 2013.

In conjunction with a $150 million Accelerated Share Repurchase (“ASR”) agreement announced on February 26, 2013, approximately 3.35 million ordinary shares were delivered under the ASR in February 2013, and Aspen may receive additional ordinary shares at the maturity of the ASR, or Aspen may be obligated to make a delivery of shares, or a payment of cash, at Aspen’s election. In addition, during the first quarter of 2013, Aspen repurchased 1.68 million ordinary shares in the open market at an average price of $34.63 per share for a total cost of $58.2 million. Between April 1, 2013 and April 23, 2013, Aspen repurchased 252,177 ordinary shares under its Rule 10b5-1 plan at an average price of $38.37 per share for a total cost of $9.7 million. Aspen had $314 million remaining under its current share repurchase authorization at April 23, 2013.

During 2005 and 2006, Aspen issued 4.6 million PIERS. The PIERS are convertible at Aspen’s option if, at any time on or after January 1, 2009, the closing sale price of Aspen’s ordinary shares equals or exceeds 130% of the then prevailing conversion price for 20 trading days during any consecutive 30-trading day period as well as the last day of such 30-day period.

The PIERS are dilutive when Aspen’s share price exceeds the prevailing conversion price (currently $29.20) and therefore as the Aspen share price is above the conversion price they are included in Aspen’s fully diluted share count as at March 31, 2013. As the Aspen share price increases so does the dilutive effect of the PIERS. In the first quarter of 2013 the dilutive effect of the PIERS increased Aspen’s fully diluted average shares by 1.9 million shares, an increase of 1.2 million from year end 2012.

The PIERS are mandatorily convertible by Aspen, in whole and not in part, into $50 in cash for each PIERS plus a number of ordinary shares based on the conversion rate calculated based on the trading prices of Aspen ordinary shares over a 20-trading day settlement period following Aspen’s issuance of a press release announcing the mandatory conversion. Currently, it is Aspen’s intention to mandatorily convert the PIERS if and when the conditions are met. Additional information on the PIERS is provided in the Company’s Form 10-K filed on February 26, 2013.

Guidance

We continue to expect to achieve an operating return on equity of 10% in 2014, assuming a pre-tax catastrophe load of $190 million per annum, normal loss experience and given the current interest rate and pricing environment.

See “Forward-looking Statements Safe Harbor” below.

(1)	See definition of non-GAAP financial measures on pages 10 and 11

Earnings conference call and web cast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Thursday, April 25, 2013.

To participate in the April 25 conference call by phone

Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)

Conference ID 26630870

To listen live online

Aspen will provide a live webcast on Aspen’s website at www.aspen.co

To download the materials

The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later

A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or

+1 (404) 537 3406 (international)

Replay ID 26630870

The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.

For further information please contact

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 (646) 502 1076

Media

Steve Colton, Head of Communications, Aspen

Steve.Colton@aspen.co

+44 20 7184 8337

International – Citigate Dewe Rogerson

Caroline Merrell or Jos Bieneman

caroline.merrell@citigatedr.co.uk

jos.bieneman@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Vento

amv@abmac.com

+1 (212) 371 5999

Aspen Insurance Holdings Limited

Summary consolidated balance sheet (unaudited)

$ in millions, except per share data

	As at March 31, 2013	As at December 31, 2012
ASSETS
Total investments	$6,774.1	$6,692.4
Cash and cash equivalents	1,212.7	1,463.6
Reinsurance recoverables	696.6	621.6
Premiums receivable	1,149.7	1,057.5
Other assets	503.2	475.5

Total assets	$10,336.3	$10,310.6

LIABILITIES
Losses and loss adjustment expenses	$4,683.8	$4,779.7
Unearned premiums	1,295.7	1,120.8
Other payables	518.0	422.6
Long-term debt	499.2	499.1

Total liabilities	6,996.7	6,822.2
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,339.6	3,488.4

Total liabilities and shareholders’ equity	$10,336.3	$10,310.6

Book value per share	$43.14	$42.12
Diluted book value per share (treasury stock method)	$40.68	$40.65

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Three Months Ended
	March 31, 2013	March 31, 2012
UNDERWRITING REVENUES
Gross written premiums	$773.4	$782.1
Premiums ceded	(176.4)	(148.6)

Net written premiums	597.0	633.5
Change in unearned premiums	(86.1)	(138.1)

Net earned premiums	510.9	495.4

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	268.7	284.0
Policy acquisition expenses	104.6	96.1
General, administrative and corporate expenses	86.6	84.8

Total underwriting expenses	459.9	464.9

Underwriting income including corporate expenses	51.0	30.5

OTHER OPERATING REVENUE
Net investment income	48.3	52.4
Interest expense	(7.7)	(7.7)
Other income (expense)	0.5	(0.3)

Total other operating revenue	41.1	44.4

OPERATING INCOME BEFORE TAX	92.1	74.9
Net realized and unrealized exchange gains (losses)	(10.2)	3.7
Net realized and unrealized investment gains	15.8	5.5

INCOME BEFORE TAX	97.7	84.1
Income taxes	(5.9)	(5.4)

NET INCOME AFTER TAX	91.8	78.7
Dividends paid on ordinary shares	(11.9)	(10.6)
Dividends paid on preference shares	(8.6)	(5.7)
Proportion due to non-controlling interest	—	0.1

Retained income	$71.3	$62.5

Components of net income (after tax)
Operating income	$85.7	70.5
Net realized and unrealized exchange gains (losses) after tax	(9.5)	3.0
Net realized investment gains after tax	15.6	5.2

NET INCOME AFTER TAX	$91.8	$78.7

Loss ratio	52.6%	57.3%
Policy acquisition expense ratio	20.5%	19.4%
General, administrative and corporate expense ratio	17.0%	17.1%
Expense ratio	37.5%	36.5%
Combined ratio	90.1%	93.8%

Aspen Insurance Holdings Limited

Summary consolidated financial data (unaudited)

$ in millions, except number of shares

	Three Months Ended
	March 31, 2013	March 31, 2012
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.21	$1.03
Operating income adjusted for preference dividend	$1.12	$0.92
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.15	$0.99
Operating income adjusted for preference dividend	$1.06	$0.88
Weighted average number of ordinary shares outstanding (in millions)	68.854	70.944
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	72.453	73.832
Book value per ordinary share	$43.14	$39.96
Diluted book value (treasury stock method)	$40.68	$38.58
Ordinary shares outstanding at end of the period (in millions)	65.634	71.496
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	69.611	74.064

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$439.6	$333.8	$773.4	$474.2	$307.9	$782.1
Net written premiums	400.5	196.5	597.0	429.5	204.0	633.5
Gross earned premiums	271.9	312.9	584.8	290.2	266.9	557.1
Net earned premiums	256.7	254.2	510.9	271.0	224.4	495.4
Losses and loss adjustment expenses	114.3	154.4	268.7	135.6	148.4	284.0
Policy acquisition expenses	55.3	49.3	104.6	51.8	44.3	96.1
General and administrative expenses	32.2	42.4	74.6	29.0	41.4	70.4

Underwriting income/(loss)	$54.9	$8.1	$63.0	$54.6	$(9.7)	$44.9

Net investment income			48.3			52.4
Net realized and unrealized investment gains(1)			15.8			5.5
Corporate expenses			(12.0)			(14.4)
Other income/(expenses)			0.5			(0.3)
Interest expenses			(7.7)			(7.7)
Net realized and unrealized foreign exchange gains/(losses)(2)			(10.2)			3.7

Income before tax			97.7			84.1
Income tax expense			(5.9)			(5.4)

Net income			$91.8			$78.7

Ratios
Loss ratio	44.5%	60.7%	52.6%	50.0%	66.1%	57.3%
Policy acquisition expense ratio	21.5%	19.4%	20.5%	19.1%	19.7%	19.4%
General and administrative expense ratio(3)	12.5%	16.7%	17.0%	10.7%	18.4%	17.1%
Expense ratio	34.0%	36.1%	37.5%	29.8%	38.1%	36.5%
Combined ratio	78.5%	96.8%	90.1%	79.8%	104.2%	93.8%

(1)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3)	The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2012, Aspen reported $10.3 billion in total assets, $4.8 billion in gross reserves, $3.5 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone debt crisis; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of one or more of our senior underwriters or key personnel; our reliance on information technology and third party service providers for our operations and systems; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the US Securities and Exchange Commission on February 26, 2013. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined catastrophe losses in the comparative period as losses associated with the severe weather in the US in February and March 2012.

Other

(1) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the world wide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of US Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.